Exhibit 99.1

TRANQUIL HEALTHCARE, INC.

Code of Ethics and Business Conduct

1.             Introduction.

1.1                The Board of Directors (“Board”) of Tranquil Helathcare, Inc. (together with its subsidiaries, the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)                 promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)                promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)                 promote compliance with applicable governmental laws, rules and regulations;

(d)                promote the protection of Company assets, including corporate opportunities and confidential information;

(e)                 promote fair dealing practices;

(f)                  deter wrongdoing; and

(g)                ensure accountability for adherence to the Code.

1.2                All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2.             Honest and Ethical Conduct.

2.1                The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2                Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.             Conflicts of Interest.

3.1                A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2                Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

3.3                Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

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3.4                Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, the Chief Financial Officer. A supervisor may not authorize or approve any matters related to a conflict of interest or make determinations as to whether a conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer’s written approval. If the Chief Financial Officer is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chairman of the Board.

Directors and executive officers must seek determinations and prior written authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee, if one exists, or alternatively from the independent members of the Board.

4.             Compliance.

4.1                Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2                Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s outside legal counsel as identified by the Chief Financial Officer.

4.3                No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material nonpublic information regarding that company. It is against the Company’s policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a)                 obtain profit for himself or herself;

(b)                avoid a loss for himself or herself; or

(c)                 directly or indirectly "tip" others who might make an investment decision on the basis of that information.

5.             Disclosure.

5.1                The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2                Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

5.3                Each director, officer and employee who is involved in the Company's disclosure process must:

(a)                 be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)                take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.             Protection and Proper Use of Company Assets.

6.1                All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's financial results and are prohibited.

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6.2                All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3                The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes but is not limited to intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, product and service development ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.             Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

8.             Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.             Fair Dealing. Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

10.         Reporting and Enforcement.

10.1             Reporting and Investigation of Violations.

(a)                 Actions prohibited by the Code involving directors or executive officers must be reported to the Audit Committee or the Company’s outside legal counsel as identified by the Chief Financial Officer.

(b)                Actions prohibited by the Code involving anyone other than a director or executive officer must be reported to the Chief Financial Officer.

(c)                 After receiving a report of an alleged prohibited action, the Audit Committee or independent members of the Board (with respect to the activities of a director or executive officer), or the Chief Financial Officer (with respect to employees), must promptly take all appropriate actions necessary to investigate.

(d)                All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2             Enforcement.

(a)                 The Company must ensure prompt and consistent action against violations of the Code.

(b)                If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee or independent members of the Board determine that a violation of the Code has occurred, the Audit Committee or independent members of the Board will report such determination to the entire Board.

(c)                 If, after investigating a report of an alleged prohibited action by any other person, the Chief Financial Officer determines that a violation of the Code has occurred, the Chief Financial Officer will report such determination to the Company’s outside legal counsel and the Board.

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(d)                Upon receipt of a determination that there has been a violation of this Code, the Board will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3             Waivers.

(a)                 Only the independent members of the Board may, in their discretion, waive any violation of the Code.

(b)                Any waiver for a director or an executive officer shall be disclosed as required by SEC and any applicable trading exchange rules that govern the Company at the time of violation.

10.4             Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

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Acknowledgment of Receipt and Review

Acknowledgment of Receipt and Review

To be signed and returned to Tyler Ehler, CFO.

I, _______________________, acknowledge that I have received and read a copy of the Tranquil Healthcare, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the CFO or representatives of the Company’s outside legal counsel if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

________________________ Signature ________________________ Name: ________________________ Date:

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